Exhibit 1

AMENDMENT TO
SALES AGENCY FINANCING AGREEMENT

THIS AMENDMENT (“Amendment”) is made and entered into as of June 25, 2007, between each of MDU Resources Group, Inc., a Delaware corporation (the “Company”), and Wells Fargo Securities, LLC (“Wells Fargo”).

WHEREAS, the Company and Wells Fargo have entered into that certain Sales Agency Financing Agreement  dated as of July 27, 2006 (the “Agreement”), and

WHEREAS, the Company and Wells Fargo desire to effect certain changes to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Wells Fargo hereby agree as follows (capitalized terms used but not defined herein having the respective meaning ascribed thereto in the Agreement):

(1)           The definition of Commitment Period in Section 1.01 of the Agreement shall be deleted in its entirety and replaced with the following:

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which Wells Fargo shall have distributed the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII and (z) December 1, 2008.

(2)           All references to “Thelen Reid & Priest” shall be deleted and replaced with “Thelen Reid Brown Raysman & Steiner LLP”

(3)           Clause (ii) of Section 9.02 shall be amended to substitute the number “$125,000” for “$75,000”.

(4)           The Company hereby agrees (x) to file a Prospectus Supplement, in form and substance to be agreed upon by the parties, setting forth information regarding the Agreement, as amended hereby and (y) to promptly reimburse Wells Fargo approximately $10,000 for reimbursable legal expenses in connection with the Agreement.

(5)           THIS AMENDMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(6)           Except as expressly set forth herein, nothing in this Amendment shall be construed to amend, modify or alter any term, condition, right or obligation set forth in the Agreement or in any way affect its enforceability.

(7)           The Agreement as amended by this Amendment is in full force and effect and is hereby in all respects ratified and confirmed.  References in the Agreement to “this Agreement” and to words such as “herein”, “hereinafter”, “hereof”, “hereunder” and any words of similar import shall refer to the Agreement as amended by this Amendment.

(8)           This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

MDU RESOURCES GROUP, INC.
By:	/s/ Vernon A. Raile
Name: Vernon A. Raile Title: Executive Vice President, Treasurer and Chief Financial Officer

WELLS FARGO SECURITIES, LLC
By:	/s/ S. Lane Genatowski
Name: S. Lane Genatowski Title: Managing Director